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EXHIBIT 3.4

        CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
IDEC PHARMACEUTICALS CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        IDEC Pharmaceuticals Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST:    Article I of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

        The name of this corporation is "Biogen Idec Inc."

        SECOND:    Article IV(A) of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

          (A)  Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Billion Eight Million (1,008,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, par value $0.0005 per share, and Eight Million (8,000,000) shares shall be Preferred Stock, par value $0.001 per share.

        THIRD:    The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 12th day of November, 2003.

IDEC PHARMACEUTICALS CORPORATION
By:	/s/ WILLIAM H. RASTETTER, PH.D. Name: William H. Rastetter, Ph.D. Title: Chairman of the Board and Chief Executive Officer

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ARTICLE I